Exhibit 10.2

Via Hand Delivery

Execution Copy

January 10, 2013

Mr. John R. McCormack

Dear John:

We are delighted to offer to you a promotion to the position of Chief Executive Officer of Websense, Inc. (the “Company”) to be effective on January 13, 2013 (the “Effective Date”). Subject to review and approval by the Company's Board of Directors, the terms of our offer are summarized below:

1.
Base Salary. Your salary will be $525,000 per year to be paid bi-weekly, subject to standard deductions and withholdings. Your salary will be reviewed annually in accordance with the standard practice of the Company.

2.
Performance Bonus. You will be eligible to receive a discretionary annual performance bonus (“Bonus”) with a target of 100% of your annual base salary, based upon the Company achieving a combination of objective performance goals, including billings and/or operating profit objectives, along with any individual performance goals that may be established by the Compensation Committee of Board of Directors of the Company (the “Compensation Committee”).

3.	Stock Options and Restricted Stock Units.

3.1    Option Grant. In connection with your promotion, subject to the approval of the Board of Directors and subject to the terms of the Company's 2009 Equity Incentive Plan (the “Plan”), you will be granted a non-qualified stock option (the “Option”) to purchase 100,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the shares on the date of the grant. In addition, subject to the approval of the Board of Directors and subject to the terms of the Plan, you will be granted a 2013 annual refresh Option to purchase 150,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the shares on the date of the grant. The Options will be granted on or about January 31, 2013 (the “Grant Date”). The Options will both vest over four (4) years, with 25% of the shares vesting on the first anniversary of the Grant Date and 1/48th of the shares will vest monthly thereafter, provided that you remain employed by the Company through each vesting installment date.

3.2    Restricted Stock Units. In connection with your promotion, subject to the approval of the Board of Directors and subject to the terms of the Plan, on or about February 10, 2013 (the “RSU Grant Date”) you will be awarded 34,000 restricted stock units (“RSUs”) of the Company's Common Stock, subject to vesting as follows: 25% vesting on the first anniversary of the RSU Grant Date and the remainder vesting in equal installments semi-annually thereafter, provided that you remain employed by the Company through each such vesting installment date. In addition, subject to the approval of the Board of Directors and subject to the terms of the Plan, on the RSU Grant Date you will be awarded as part of the 2013 annual equity refresh 25,000 performance-vesting RSUs and 25,000 time-based vesting RSUs. The performance-vesting RSUs shall be subject to the performance-based vesting criteria established by the Compensation Committee for all performance RSUs for 2013 performance and assuming the performance-vesting criteria are met will be subject thereafter to time-based vesting, with 50% of the performance vested RSUs vesting on the second anniversary of the RSU Grant Date and 50% vesting on the third anniversary of the RSU Grant Date, provided that you remain employed by the Company through each such vesting installment date. The time-based vesting RSUs will vest over four (4) years, with 25% vesting on the first anniversary of the RSU Grant Date and the remainder vesting in equal installments semi-annually thereafter, provided that you remain employed by the Company through each such vesting installment date.

4.	Severance Benefit.

4.1Benefits. In the event the Company terminates your employment other than for Cause as defined below, or you resign your employment for Good Reason as defined below, you will receive (i) severance pay in the form of your annual base salary and your annual target bonus in effect as of the date of such termination or resignation paid in twelve (12) equal monthly installments, less standard deductions and withholdings; and (ii) continued payment of the health insurance premium paid on your behalf by the Company until you and your covered dependants obtain alternative health insurance coverage, up to a maximum of twelve (12) months. The severance benefits are contingent upon you providing the Company with a fully effective waiver and release of claims in a form satisfactory to the Company (the “Release”) and your compliance with the Company's standard non-competition and non-solicitation requirements. The severance benefits provided hereunder are in lieu of, and not in addition to, the severance benefits provided under Section 2 of your participation agreement for a tier one officer under the Officer Change of Control Severance Plan (the “Severance Plan”).

4.2Definitions.

(a)“Cause” means any of the following: (i) your commission of a material act of fraud with respect to the Company; (ii) your intentional refusal or willful failure to carry out the reasonable instructions of the Board of Directors; (iii) your conviction of, or plea of nolo contendere to, at any time, a misdemeanor crime of moral turpitude or a felony (even if such has occurred prior to employment with the Company); (iv) your gross misconduct in connection with the performance of your duties; or (v) your material breach of your obligations to the Company or any agreement between you and the Company.

(b)“Good Reason” shall mean any one of the following events occurring without your consent on or after the commencement of your employment, provided that you have first provided written notice to the Company (or the surviving corporation, as applicable) within 90 days of the first such occurrence of such condition specifying the event(s) constituting Good Reason and specifying that you intend to terminate your employment not earlier than thirty (30) days after providing such notice, and the Company (or surviving corporation) has not cured such event(s) within thirty (30) days (or such longer period as may be specified by you in such notice) after your written notice is received by such member of the Board (or by the surviving corporation) (the “Cure Period”), and you resign within thirty (30) days following the end of the Cure Period: (i) a material breach by the Company of any provision of this Agreement or any other material agreement between you and the Company concerning the terms and conditions of your employment; (ii) any material reduction in your duties, authority and/or responsibilities; (iii) a material reduction by the Company in your annual base salary; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your annual base salary that is pursuant to a salary reduction program affecting substantially all of the employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees; (iv) a relocation of your business office to a location that requires a one-way increase in your driving distance of more than thirty-five (35) miles, except for required travel by you on the Company's business to an extent substantially consistent with your business travel obligations prior to the effective date of the Change in Control (as defined in the Severance Plan).

5.	Code Section 409A Matters.

5.1Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”).

5.2Severance benefits shall not commence until you have a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and upon separation from service, you are a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after your separation from service, or (ii) your death. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

5.3If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which you separate from service, the Release will not be deemed effective any earlier than the deadline in the Release for purposes of determining the timing of Executive's severance benefit payments.

5.4To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Section 409A.

5.5To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (a) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (b) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (c) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

5.6Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company, and you shall have no discretion with respect to the actual date of payment.

5.7In no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

6.
Employment Taxes. All of your compensation and benefits shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

7.
Benefits. You will be continue to be eligible to participate in the Company's standard benefit plans for executives, which include life, long-term disability, dental, vision, and medical insurance and an optional 401(k) savings plan, Employee Stock Purchase Plan (ESPP), cafeteria (flex 125) plan and Employee Assistance Plan. You will continue to participate in the Officer Change of Control Severance Plan as a tier one officer pursuant to the Participation Agreement you previously executed with the Company.

8.	Proprietary Information Obligations. You hereby acknowledge your continuing obligation to comply with your Proprietary Information and Inventions Agreement with the Company (“PIIA”).

9.
At-Will Agreement. Your employment is at-will and for no specified period, and either you or the Company may terminate this employment relationship at anytime and for any reason. This Agreement, including the enclosures, the PIIA and your Participation Agreement contains our complete, final, and exclusive agreement relating to the terms and conditions of your employment, and supersedes all prior or contemporaneous oral or written agreements, representations, or discussions. This Agreement cannot be amended or modified except by a written instrument signed by you and the Chairman of the Board of Directors of the Company.

It is the current intention of the Board of Directors, should you accept this offer, to add you as a member of the Websense Board of Directors at the first Board meeting following your acceptance of this offer.

Please indicate your agreement with the above terms by signing below and returning to my attention.

Sincerely,

/s/ John B. Carrington

John B. Carrington
Chairman of the Board

Accepted and agreed:	Date: January 10, 2013
/s/ John R. McCormack
John R. McCormack